Exhibit 99.3

SPECIALTY FOODS CORPORATION                  February 16, 1998

INFORMATION MEMORANDUM

TABLE OF CONTENTS

Executive Summary                                 I
Summary Of Terms And Conditions                  II
Acquisition Strategy                            III
Metz Baking Company                              IV
Mother's Cake and Cookie CO.                      V
Andre-Boudin Bakeries, Inc.                      VI
H&M Food Systems Company, Inc.                  VII
Historical Financial Information               VIII


Donaldson, Lufkin & Jenrette

EXECUTIVE SUMMARY

Transaction Overview
     Specialty Foods Corporation ("SFC", and
     together with its subsidiaries, the
     "Company") is refinancing (the "Refinancing") its existing senior secured credit facilities
     (the "Existing Credit Facilities") with
     $298.8 million of new senior secured credit facilities (the "Credit Facilities"). The
     Refinancing provides the Company with the flexibility necessary to pursue its bakery acquisition strategy and capitalize on its leading position in the rapidly consolidating baking industry.

     To position the Company to pursue its baking strategy, SFC divested its wholly-owned subsidiary, Stella Holdings, Inc. ("Stella"), a leading producer of specialty cheese products, for an aggregate cash purchase price of $405.0 million, (the "Stella
     Divestiture"). Pursuant to the Company's senior and senior subordinated note indentures (the "Indentures"), asset sale proceeds (including the proceeds of the Stella Divestiture (the "Stella Proceeds")) are allowed to be reinvested in the business and excess proceeds not reinvested within 365 days must be applied to permanently reduce indebtedness.

     The Credit Facilities have been structured to allow the Company to reinvest the Stella
     Proceeds, subject to certain restrictions, in bakery acquisitions that reduce the Company's leverage. The Company will be required to make a mandatory prepayment of the Credit
     Facilities on November 30, 1998 with any
     Stella Proceeds not reinvested by such time.
     The combination of the Stella Proceeds, the Credit Facilities, operating cash flow and the potential divestiture of non-core assets will enable the Company to substantially increase its focus in the baking business and maintain sufficient liquidity.

     DLJ Capital Funding, Inc. has fully
     underwritten the Credit Facilities which consist of a $173.8 million term loan facility (the "Term Facility"), a
     $25.0 million revolving facility (the
     "Revolving I Facility") and a $100.0 million revolving facility (the "Revolving II
     Facility", and together with the Revolving I
     Facility, the "Revolving Facilities").  The
     Term Facility will be available to SFC and the Revolving Facilities will be available to certain operating subsidiaries of SFC (the
     "Operating Subsidiaries").

     This Memorandum contains forward-looking statements within the meaning of the federal securities laws which reflect the Company's expectations and are based on currently available information. Actual results, performance, achievements or other information may vary materially from such statements and are subject to future known and unknown risks, uncertainties and events, including, among other factors, weather, economic and market conditions, cost and availability of raw materials, competitive activities or other business conditions.

Corporate Structure
     SFC is a wholly-owned subsidiary of Specialty
     Foods Acquisition Corporation ("SFAC") and the Operating Subsidiaries are all wholly-owned indirect subsidiaries of SFC.

Company Overview
     The Company is a leading producer, marketer and distributor of retail bread, cookies and other baked goods in the Midwestern and Western U.S. The Company's bakery operations include Metz Baking Company ("Metz"),
     Mother's Cake and Cookie Co. ("Mother's") and
     Andre-Boudin Bakeries, Inc. ("Boudin"). In addition, the Company's H&M Food Systems
     Company, Inc. ("H&M") subsidiary manufactures and distributes specialty meats and meat-based prepared foods nationally to restaurants and food manufacturers. In 1997, the Company generated sales of
     $869.8 million.

     SFC and its parent holding company SFAC were organized in August 1993 by Acadia Partners,
     L.P., Keystone, Inc., Haas Wheat & Partners
     Incorporated, and other investors to acquire a diversified group of food businesses that were engaged in the production of breads, cookies, specialty cheeses, pre-cooked meat products, pickles and peppers and premium snack products.

     Since 1996, SFC has increased its focus on its core baked goods businesses in areas where the Company enjoys leading market positions, while divesting non-core businesses including the following:

     Divested Businesses

     Company                            Business                Divestiture Date
     -------------------------------    ---------------------   ----------------
     Stella Holdings, Inc.              Specialty cheeses       December 1997
     San Francisco French Bread         French bread            March 1997
     Gai's Seattle French Baking Co.    French bread            February 1997
     B&G Foods/Burns & Ricker, Inc.     Pickles and specialty   December 1996
                                        foods

     Today, SFC's bakery operations (bread, baked goods, cookies and bakery cafes) provide it with leading regional positions in multiple segments of the baking industry. Combined, these companies operate one of the largest food distribution systems in the U.S. with a network of more than 1,800 direct-store-delivery
     ("DSD") routes across 24 states.

Metz Baking Company
     Metz, established in 1922 and headquartered in Deerfield, Illinois, is a leading retail bread company serving a 16 state area of the Midwestern U.S. Metz owns or is licensed to sell products under leading local and regional brand names including Taystee, Holsum, Old
     Home, Master, Country Hearth and D'Italiano, as well as Pillsbury and Healthy Choice. Metz sells both branded and private label products.
     Metz has consistently generated operating margins that are significantly higher than those of its competitors.

     Metz manufactures its products in 18 bakeries located in eight states and distributes its products directly to retail stores through a network of over 1,400 company-owned DSD routes.
     Metz's distribution network enables the company to offer its customers the highest level of service and on-shelf product freshness. Metz's computer-based hand-held route management system is installed throughout the company's distribution network and provides full automation of the sales documentation and order entry process.

     Between the early 1960's and 1995, Metz
     achieved significant growth through a series of acquisitions. Management intends to continue to seek opportunities to expand by pursuing synergistic acquisitions in contiguous regions to its existing operations.

Mother's Cake & Cookie Co.
     Founded in 1914 and based in Oakland,
     California, Mother's is the second largest retail cookie brand in the Western U.S. and is the company's flagship brand. Principal products include: traditional "wire cut" cookies (oatmeal, etc.); "fun shaped" iced cookies for kids (Circus Animals); bite sized, assorted cookies sold in big bags (Cookie
     Parade); and a line of sandwich cookies in unique/proprietary flavors (Taffy, English Tea, etc.). Mother's has the leading market share in the Western U.S. in many "variety" cookie sub-segments. Mother's also sells cookie products under the Bakery Wagon, Mrs.
     Wheatley's and Marie Lu brands and distributes imported cookies under the Lu brand.

     Mother's produces its products at a
     manufacturing facility in Oakland, California, and distributes them primarily to retail grocers through an extensive DSD system of over 400 routes across 14 states. A majority of these routes are Company owned and the balance are operated by independent distributors. The company also sells cookies nationally through club stores, mass merchandisers and other outlets.

Andre-Boudin Bakeries, Inc.
     Established by Isadore Boudin in San Francisco in 1849, Boudin is a leading marketer of premium branded specialty breads and bread-related products. Boudin sells most of its products through 44 company-owned and operated bakery cafes in California (35), Chicago (7) and Dallas (2). The company also distributes some of its products through its own direct-mail catalog and a limited number of high-end retail supermarkets.

H&M Food Systems Company, Inc.
     Formed in 1983 and based in Fort Worth, Texas,
     H&M is a leading producer of specialty meats and meat-based prepared foods for restaurants and food manufacturers. H&M's products range from pre-cooked pepperoni, sausage and meat fillings to fully prepared soups, sauces, tacos and burritos.

     H&M products are currently manufactured in three plants in Texas. H&M is in the process of consolidating two of its plants into a single more efficient facility, with completion expected by April 1998. This consolidation provides H&M with one of the most efficient specialty meat processing facilities in the U.S.

Acquisition Strategy
     Following the recent divestiture of most of its non-core businesses, the Company plans to pursue selective add-on acquisitions of bakery businesses which are contiguous to its existing service areas and to build enterprise value through the realization of significant cost synergies.

     The Company's strategy is consistent with many of the other larger players in the baking industry. In recent years, the retail bread segment has undergone substantial consolidation as several regional competitors (most notably, Interstate Brands, Earthgrains Company and
     Flowers Industries) have expanded their
     businesses through the acquisition of smaller regional companies. This consolidation is being driven by the large cost reduction opportunities available through the combining of manufacturing, distribution and administrative capabilities. The economics of this consolidation have created significant value resulting in sharply improved earnings and stock valuations for the major consolidators. Public market bakery equity multiples average 8.4x EBITDA.

     Management believes that Metz is uniquely positioned to lead the consolidation of the bread industry within and near its core geography of the Midwestern U.S. The Company has identified potential acquisition candidates with a range of synergy opportunities that arise from a combination with Metz. Management intends to use the Stella Proceeds to acquire one or more of these candidates.

SUMMARY OF TERMS AND CONDITIONS

I.  Parties

Term Loan Borrower
     Specialty Foods Corporation ("SFC", the
     "Company" or the "Term Loan Borrower").

Revolving Loan Borrowers
     Certain subsidiaries of the Company (each a "Revolving Loan Borrower" and collectively the "Revolving Loan Borrowers") which are borrowers under the Existing Revolving Facility (as defined below). The Term Loan Borrower and the Revolving Loan Borrowers are herein collectively referred to as the "Borrowers".

Revolving Loan Guarantors
     SFC and all existing and future direct and indirect domestic subsidiaries of SFC
     (collectively the "Revolving Loan Guarantors").

Arranger
     Donaldson, Lufkin & Jenrette Securities
     Corporation or one or more of its affiliates
     ("DLJ Securities" or the "Arranger").

Syndication Agent
     DLJ Capital Funding, Inc. or one or more of its affiliates ("DLJ Capital Funding" or the "Syndication Agent").

Administrative Agent
     A financial institution to be identified by the Arranger and the Syndication Agent and consented to by the Company (the
     "Administrative Agent"; the Syndication Agent and the Administrative Agent are herein collectively referred to as the "Agents"), such consent not to be unreasonably withheld.

Collateral Agent
     A financial institution to be identified by the Arranger and the Syndication Agent and consented to by the Company (the "Collateral
     Agent"), such consent not to be unreasonably withheld.

Lenders
     DLJ Capital Funding, a group of financial institutions and other investors (collectively, the "Lenders") to be identified by the Arranger and the Syndication Agent and consented to by the Company, such consent not to be unreasonably withheld.

II.  The Credit Facilities

Closing Date
     No later than March 31, 1998.

General Description of Credit Facilities
     A maximum amount of $298,750,000 in senior, first-priority secured financing to be provided to the Borrowers pursuant to a $125,000,000 revolving credit facility (the "Revolving
     Facility") and a $173,750,000 term loan
     facility (the "Term Facility").  The Revolving
     Facility will be comprised of a $25,000,000 revolving credit facility (the "Revolving I
     Facility") and a $100,000,000 revolving credit facility (the "Revolving II Facility"). The
     Term Facility and the Revolving Facility are collectively referred to herein as the "Credit
     Facilities").  Loans made under the Credit
     Facilities are herein collectively referred to as "Loans", with Loans under the Term Facility being herein collectively referred to as "Term
     Loans", Loans under the Revolving I Facility being herein collectively referred to as "Revolving I Loans" and Loans under the
     Revolving II Facility being herein collectively referred to as "Revolving II Loans". Revolving
     I Loans and Revolving II Loans are herein collectively referred to as "Revolving Loans".

Purpose
     Proceeds of the Term Loans shall be used on the Closing Date to refinance (the "Refinancing" or the "Transaction") indebtedness of the Term
     Loan Borrower outstanding under the Term Loan
     Borrower's existing term loan facility (the
     "Existing Term Loan Facility") and the
     Revolving Loan Borrowers' existing revolving loan facility (the "Existing Revolving Loan
     Facility", and collectively with the Term Loan
     Facility, the "Existing Credit Facilities") and to pay reasonable fees and expenses associated with the Transaction. Proceeds of Revolving
     Loans shall be used for post-Closing Date general corporate purposes of the Borrowers and their subsidiaries, including permitted acquisitions.

Revolving I Facility
     Pursuant to the Revolving I Facility
     (i) Revolving I Loans may be borrowed, prepaid and reborrowed by the Revolving Loan Borrowers, and (ii) letters of credit ("Letters of Credit") may be issued, reimbursed and re-issued on behalf of the Revolving Loan
     Borrowers, in each case from time to time prior to the Revolving I Facility Commitment
     Termination Date (as set forth below).

Letter of Credit Availability
     Outstanding Letters of Credit and related reimbursement obligations may not exceed the Revolving I Facility Commitment Amount (as set forth below) in the aggregate. Each issuance of a Letter of Credit will constitute usage under the Revolving I Facility and will reduce availability under the Revolving I Facility, dollar-for-dollar. Letters of Credit must expire on the earlier of (i) one year from the date of issuance and (ii) the Revolving I
     Facility Commitment Termination Date.

Revolving I Facility Commitment Amount
     $25,000,000.

Revolving I Facility Commitment Termination Date
     January 31, 2000 at which time all outstanding
     Revolving I Loans will be due and payable.

Revolving II Facility
     Pursuant to the Revolving II, Facility
     Revolving II Loans may be borrowed and repaid by the Revolving Loan Borrowers from time to time prior to the Revolving II Facility
     Commitment Termination Date (as set forth below).

Revolving II Facility Commitment Amount
     $100,000,000.

Revolving II Facility Commitment Termination Date
     The unused portion of the Revolving II Facility
     Commitment Amount shall automatically terminate on the one-year anniversary of the Closing
     Date.

Final Maturity For All Revolving II Loans
     January 31, 2000 at which time all outstanding
     Revolving II Loans will be due and payable.

Term Facility
     Pursuant to the Term Facility non-revolving
     Term Loans will be made available to the Term
     Loan Borrower in a single borrowing on the Closing Date. Once repaid, Term Loans cannot be reborrowed.

Term Facility Commitment Amount
     $173,750,000.

Final Maturity For All Term Loans
     January 31, 2000 at which time all outstanding
     Term Loans will be due and payable.

Amortization of the Term Facility
     The Term Loans will amortize on the last day of each January, April, July and October of each year, in the following percentages of the initial principal amount for each such quarterly payment date set forth below:

     Quarterly Payment Date                     Percentage
     --------------------------------------     ----------
     July 31, 1998 through October 31, 1999       0.25%
     January 31, 2000                            98.50%

III.  Common Terms Applicable To All Facilities

Interest Rate
     At the applicable Revolving Loan Borrower's option, Revolving Loans will bear interest at the Administrative Agent's (i) alternate base rate plus 1.50% or (ii) reserve-adjusted LIBO rate plus 2.50%.

     At the Term Borrower's option, Term Loans will bear interest at the Administrative Agent's
     (i) alternate base rate or (ii) reserve-adjusted LIBO rate, plus, in each case, the following applicable margins based on the Senior Secured Leverage Ratio (as defined below):

                                         Applicable Margin
                             ------------------------------------
     Senior Secured           Alternate Base
     Leverage Ratio            Rate Loans       LIBO Rate Loans
     -----------------        --------------    ---------------
     < or = 2.00:1.00            2.50%              3.50%
     > 2.00:1.00                 2.75%              3.75%

     Upon the occurrence of an event of default, Loans shall bear interest at the Administrative Agent's alternate base rate plus the applicable margin for such Loan plus 5.0%.

Interest Payment Dates
     Interest periods for LIBO rate Loans shall be, at the applicable Borrower's option, one, two, three or six months. Interest on LIBO rate
     Loans shall be payable on the last business day of the applicable interest period for such Loans and, if earlier, each third-month anniversary of the commencement of such interest period. Interest on alternate base rate Loans shall be payable quarterly in arrears.

Commitment Fee
     Commencing on the Closing Date, a non-
     refundable fee (the "Commitment Fee") in the amount of 0.875% per annum will accrue on the daily average unused portion of the Revolving I
     Facility Commitment Amount and the Revolving II
     Facility Commitment Amount, payable quarterly in arrears and on the final maturities of the Revolving I Facility and the Revolving II
     Facility, respectively, (whether by stated maturity or otherwise).

Voluntary Prepayments
     Revolving I Loans are voluntarily payable at any time without premium or penalty. Revolving
     II Loans are voluntarily payable at any time without premium; provided, however, that any prepayment of Revolving II Loans shall result in a corresponding reduction in the Revolving
     II Facility Commitment Amount. Term Loans are voluntarily payable at any time, provided, however, that a prepayment premium of 2.0% will apply for prepayments made during the first six months after the Closing Date and a prepayment premium of 1.0% will apply for prepayments made during the period from the six month anniversary of the Closing Date to the one year anniversary of the Closing Date. Voluntary prepayments of Loans shall be applied pro-rata to the remaining Revolving II Loans and Term
     Loans, ratably in accordance with the remaining amortization payments (if any). In all events, LIBO rate breakage costs, if any, shall be for the account of the Borrowers.

Mandatory Prepayments
     Customary for the type of transaction proposed and others to be reasonably specified by the Arranger and the Syndication Agent, including, without limitation, (and subject to customary baskets and exceptions to be agreed upon) with: (i) 100% of proceeds from permitted asset sales not reinvested within twelve months in the acquisition of baking businesses or investments in capital expenditures or other long term assets relating to the baking business, (ii) 100% of proceeds from the sale or issuance of debt securities, (iii) 100% of proceeds from the sale or issuance of equity, other than proceeds substantially similar to those defined as "Excluded Equity Issuance" under the Existing Credit Facilities, and
     (iv) on or prior to November 30, 1998, 100% of the net proceeds from the December 5, 1997 sale by the Company of Stella Holdings, Inc. (the
     "Stella Divestiture") in excess of $15,000,000 that would be deemed to constitute "Excess
     Proceeds" (as defined in the Term Borrower's existing Indentures), in each case applied pro-rata to the remaining Revolving II Loans and Term Loans, ratably in accordance with the remaining amortization payments (if any).

     Notwithstanding the foregoing, any Lender having Revolving II Loans or Term Loans will have the right to decline to have such Loans prepaid with the amounts set forth above, other than amounts set for in clause (i) or clause
     (iv), in which case the amounts that would have been applied to a prepayment of such Lender's
     Revolving II Loans or Term Loans, as the case may be, shall instead be retained by the Borrowers.

Security
     The Revolving I Facility and the Revolving II
     Facility will be secured, on a pari passu basis, by a first-priority perfected lien on all property and assets (tangible and intangible) of each Revolving Loan Borrower and each of their direct and indirect domestic subsidiaries, (exclusive, however, of Specialty
     Foods Finance Corporation and its accounts receivable and other assets and property), including, without limitation, (i) all deposit accounts, (ii) all notes evidencing intercompany indebtedness owed to any Revolving
     Loan Borrower or any of their direct or
     indirect U.S. subsidiaries and (iii) the capital stock (or similar equity interests) of each Revolving Loan Borrower's direct and indirect subsidiaries, whenever acquired and wherever located; provided, however, that no more than 65% of the capital stock or similar equity interests of non-U.S. subsidiaries will be required to be pledged as security in the event that a pledge of a greater percentage would result in material increased tax or similar liabilities for the Revolving Loan
     Borrowers and their subsidiaries on a
     consolidated basis.

     The Term Facility will be secured by a first-priority perfected lien on all property and assets (tangible and intangible) of the Term
     Loan Borrower, including, without limitation,
     (i) all deposit accounts (including a cash collateral account (the "Cash Concentration
     Account") to which all existing and future cash receipts of the Term Loan Borrower and its direct and indirect subsidiaries would be transferred on a daily basis, except for
     (x) cash receipts not exceeding an amount to be determined at any time (which cash may be maintained in other deposit accounts) and
     (y) asset sales proceeds transferred to the Asset Sale Proceeds Account (as defined below)), (ii) all notes evidencing intercompany indebtedness owed to the Term Loan Borrower and
     (iii) the capital stock (or similar equity interests) of each of the Term Loan Borrower's direct subsidiaries, whenever acquired and wherever located; provided, however, that no more than 65% of the capital stock or similar equity interests of non-U.S. subsidiaries will be required to be pledged as security in the event that a pledge of a greater percentage would result in material increased tax or similar liabilities for the Company and its subsidiaries on a consolidated basis.

     In connection with the foregoing, SFC will establish a direct wholly-owned, bankruptcy remote subsidiary ("Newco") to which it will transfer the existing cash proceeds of the Stella Divestiture (and all other existing and future cash proceeds from asset sales). All such cash would be maintained in one or more cash collateral accounts (collectively, the
     "Asset Sale Proceeds Account") pledged to the
     Collateral Agent for the benefit of Revolving
     Loan Lenders.  Withdrawals from the Asset Sale
     Proceeds Account would only be made for
     permitted purposes (to be determined, but including (but not limited to) permitted acquisitions, permitted capital expenditures and working capital) and upon presentation of a certificate to the Collateral Agent in form and scope satisfactory to it. The capital stock of Newco would be pledged to the Term Loan Lenders and the Revolving Loan Lenders on a pari passu basis. Newco would be subject to customary provisions applicable to special purpose, bankruptcy remote entities.

Guarantees
     The Revolving I Facility and the Revolving II
     Facility will be guaranteed, on a pari passu basis, by each of the Revolving Loan Guarantors and Newco.

Conditions Precedent to Initial Extensions of Credit
     Customary for the type of transaction proposed and others to be reasonably specified by the Arranger and the Syndication Agent, including, without limitation, the following:

     1.  Execution and delivery of satisfactory
     credit, security, guarantee, intercreditor and other related documentation embodying the structure, terms and conditions contained herein.

     2.  Receipt of closing certificates,
     resolutions, solvency certificate, opinions of counsel, etc. customary for the type of transaction proposed and in each case satisfactory in form and substance to the Arranger and the Syndication Agent.

     3. Review and satisfaction with (i) the final structure of the Transaction, (ii) the sources and uses of proceeds used to consummate the Transaction and (iii) the terms and provisions of all documents, agreements and contracts related to the Transaction, and receipt of executed copies of the documents in (iii) above.

     4.  Receipt of (i) audited consolidated
     financial statements of the Company and its subsidiaries and Specialty Foods Acquisition
     Corporation ("SFAC") and its subsidiaries for the fiscal years ended December 31, 1994, December 31, 1995 and December 31, 1996,
     (ii) unaudited consolidated financial
     statements of the Company and its subsidiaries and SFAC and its subsidiaries for (x) the fiscal year ended December 31, 1997 and (y) the fiscal quarters most recently ended after December 31, 1997 and prior to the Closing
     Date, (iii) unaudited consolidated financial statements of the Company and its subsidiaries and SFAC and its subsidiaries for the fiscal months most recently ended after the last unaudited quarterly financial statement delivered pursuant to clause (ii) above and prior to the Closing Date, and (iv) pro-forma consolidated balance sheets of the Company and its subsidiaries and SFAC and its subsidiaries as of December 31, 1997, certified by the chief financial officers of the Company and SFAC, respectively, giving effect to the contemplated
     Transaction and the Stella Divestiture, and reflecting the proposed legal and capital structures of the Company and its subsidiaries and SFAC and its subsidiaries, which legal and capital structures shall be satisfactory in all material respects to the Arranger and the Syndication Agent.

     5. All material governmental and third party approvals necessary or advisable in connection with the Transaction, the financing contemplated hereby, and the continuing operations of SFAC, the Borrowers or any of their respective subsidiaries shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the Transaction, the financing contemplated hereby or the continuing operations of SFAC, the Borrowers or any of their respective subsidiaries.

     6. There shall exist no pending or threatened material litigation, proceedings or investigations which (i) contest the consummation of the Transaction or the financing contemplated hereby, or (ii) could reasonably be expected to have a material adverse effect on the financial condition, operations, assets, business, properties or prospects of SFAC, the Borrowers or any of their respective subsidiaries.

     7. No fact, event or circumstance shall exist or arise which are reasonably likely to result in a material adverse effect on (i) the business, assets, debt service capacity, tax position, environmental liability, financial condition, operations, properties, or prospects of SFAC, the Borrowers or any of their respective subsidiaries since December 31, 1997 or (ii) the likelihood of consummating the Transaction.

     8. Completion of a due diligence review by the Arranger, the Syndication Agent and their advisors of the business, assets, financial condition, operations, properties and prospects of SFAC, the Borrowers and their respective subsidiaries, the results of which shall in all respects be reasonably satisfactory to them.

     9.  The Borrowers shall have repaid all
     indebtedness outstanding under the Existing
     Credit Facilities, cash collateralized all letters of credit issued under the Existing
     Revolving Facility (the "Existing Letters of
     Credit") or issued back-to-back Letters of Credit to support such Existing Letters of Credit and all commitments and/or security interests relating thereto shall have been terminated, in each case on terms and conditions (including in respect of all documentation related thereto) satisfactory to the Arranger and the Syndication Agent.

     10.  The Term Loan Borrower shall have
     established with the Collateral Agent the Cash
     Concentration Account and Newco shall have established with the Collateral Agent the Asset
     Sale Proceeds Account, in each case on terms and conditions (including in respect of all documentation related thereto) satisfactory to the Arranger, the Syndication Agent and the Collateral Agent.

     11. The Administrative Agent, on behalf of the Lenders, shall have received first priority perfected liens and guarantees, as set forth above under the captions "Security" and "Guarantees", respectively, in each case to the satisfaction of the Arranger, the Syndication
     Agent and the Administrative Agent.

     12. The Arranger, the Agents and the Lenders shall have received all fees and expenses required to be paid on or before the Closing
     Date.

Additional Conditions Precedent
     The making of each Loan and the issuance of each Letter of Credit will be conditioned upon
     (i) all representations in the Credit
     Documentation being true and correct in all material respects and (ii) there being no event of default or condition which, with the giving of notice or passage of time (or both), would constitute an event of default.

Representations and Warranties
     Customary for the type of transaction proposed and others to be reasonably specified by the Arranger and the Syndication Agent.

Affirmative Covenants
     Customary for the type of transaction proposed and others to be reasonably specified by the Arranger and the Syndication Agent including, without limitation, the following:

     1. Financial information, reports, notices, etc.

     2.  Compliance with laws, etc.

     3.  Maintenance of properties and insurance.

     4.  Maintenance of books and records, and
     inspection rights.

     5.  Environmental compliance and notices.

     6.  Future subsidiaries.

     7.  Future acquisitions and leases of property.

     8.  Use of proceeds.

     9. Establishment of interest rate protection agreements in notional amounts and for periods of time satisfactory to the Arranger and the Syndication Agent.

     10.  Existence and business.

     11.  Payment of taxes.

Negative Covenants
     Customary for the type of transaction proposed and others to be reasonably specified by the Arranger and the Syndication Agent, including, without limitation, (and subject to baskets to be agreed upon) the following:

     1. Restricting the incurrence of additional debt, sale leasebacks and contingent liabilities (subject to certain exceptions substantially similar to those in the Existing
     Credit Facilities including, but not limited to: (i) intercompany indebtedness and additional indebtedness of foreign subsidiaries in an aggregate principal amount of not more than $1,000,000 at any time outstanding,
     (ii) additional Capital Lease Obligations (as defined in the Term Borrower's existing
     Indentures), mortgage financings or purchase money obligations in an aggregate principal amount of not more than $5,000,000 at any time outstanding, (iii) acquired indebtedness in an aggregate maximum principal amount to be determined, and (iv) additional unsecured indebtedness in an aggregate principal amount of not more than $8,000,000 at any time outstanding, as permitted under paragraph (i) of Section 4.09 of the 1993 Senior Note
     Indenture).

     2. Restricting the incurrence or sufferance of liens, other encumbrances or further negative pledges (subject to exceptions similar to those in the Existing Credit Facilities).

     3.  Restricting the making of dividends or
     similar distributions, including direct or indirect redemptions of capital stock (subject to exceptions similar to those in the Existing
     Credit Facilities).

     4. Restricting the sale of assets or similar transfers, other than in the ordinary course of business (subject to exceptions to be mutually agreed upon and to include, without limitation, the sale of businesses representing a maximum of 40% of consolidated EBITDA).

     5.  Restricting the making of investments
     (subject to exceptions substantially similar to those in the Existing Credit Facilities).

     6. Restricting the making of acquisitions (in a single transaction or in a series of related transactions); provided, however, that acquisitions will be permitted so long as: (i) the acquisition is in the baking business, (ii) the Senior Secured Leverage
     Ratio is less than or equal to 2.75:1.0,
     (iii) the Borrower is in pro forma compliance with all covenants, (iv) no default or event of default exists or would occur as a result of the acquisition, (v) the Leverage Ratio (as defined below), calculated on a pro forma basis after giving effect to such acquisition, is less than the Leverage Ratio calculated prior to giving effect to such acquisition, and
     (vii) the Company's investment in any such acquired company is in the form of an intercompany loan from the Term Loan Borrower;
     provided, that, a portion of such investment may be in the form of equity to the extent required to meet any applicable capital requirements. For the purposes of any calculations above, all such calculations shall be made for the trailing four quarters on a pro forma basis for such acquisition (i) computed as if such acquisition occurred on the first day of such calculation period and (ii) may include any cost savings or similar adjustments arising from such acquisition that would be permitted (a) by Regulation S-X under the Securities Act of 1933 or (b) under GAAP.

     7.  Restricting mergers, consolidations and
     similar combinations.

     8.  Restricting transactions with affiliates.

     9. Restricting the refinancing, defeasance, repurchase or prepayment of other indebtedness.

     10.  Limiting the making of capital
     expenditures to the amounts in the Borrower's financial projections presented to the Arranger and the Syndication Agent in their due diligence review, with a carryforward provision for unused amounts.

     11.  Limiting business activities.

     12.  All cash and cash equivalents of the
     Borrowers and their subsidiaries shall be maintained in the Cash Concentration Account, the Asset Sale Proceeds Account, or other deposit accounts pledged to the Collateral
     Agent, as provided under the caption "Security" above.

Financial Covenants
     Customary for the type of transaction proposed and others to be reasonably specified by the Arranger and the Syndication Agent, including, without limitation, the financial covenants set forth below, to be calculated on a quarterly basis, with the definitions similar to those in the Existing Credit Facilities, and ratios as follows (with all accounting terms to be interpreted, and all accounting determinations and computations to be made, in accordance with generally accepted accounting principles). For the purposes of the calculation of the covenants below, all calculations shall be made on a consolidated basis for the trailing four quarters and on a pro forma basis for permitted acquisitions (i) computed as if all permitted acquisitions which occurred during such period occurred on the first day of such period and
     (ii) including any cost savings or similar adjustments arising from any such permitted acquisitions that would be permitted (a) by Regulation S-X under the Securities Act of 1933 or (b) under GAAP.

     1.  Maintenance of a maximum ratio for the
     Company and its subsidiaries of (i) total consolidated debt less unrestricted cash, at the end of each such fiscal quarter, to
     (ii) EBITDA (the "Leverage Ratio"), for each fiscal quarter following the Closing Date at levels to be determined.

     2.  Maintenance of a maximum ratio for the
     Company and its subsidiaries of (i) total consolidated senior secured debt, at the end of each such fiscal quarter, to (ii) EBITDA (the
     "Senior Secured Leverage Ratio"), for each fiscal quarter following the Closing Date at levels to be determined.

     3.  Maintenance of a maximum ratio for the
     Revolving Borrowers and their subsidiaries of
     (i) total consolidated senior secured debt, at the end of each such fiscal quarter, to
     (ii) EBITDA for each fiscal quarter following the Closing Date, at levels to be determined.

     4.  Maintenance of a minimum ratio for the
     Company and its subsidiaries of (i) EBITDA to
     (ii) cash interest expense calculated on a rolling four-quarter basis (the "Interest
     Coverage Ratio"), for each fiscal quarter following the Closing Date at levels to be determined.

Events of Default
     Customary for the type of transaction proposed and others to be reasonably specified by the Arranger and the Syndication Agent, including, without limitation, a cross-default to other indebtedness of the Borrower and its subsidiaries or any Guarantor, and a change of control (as defined in the Existing Credit
     Facilities).

Miscellaneous
     Customary provisions to be included, together with others to be reasonably specified by the Arranger and the Syndication Agent, including, without limitation, the following:

     1. Customary indemnity and capital adequacy provisions, including but not limited to compensation in respect of taxes (including gross-up provisions for withholding taxes) and decreased profitability resulting from U.S. or foreign capital adequacy requirements, guidelines or policies or their interpretation or application, and any other customary yield and increased costs protection deemed necessary by the Lenders to provide customary protection.

     2. The Lenders will be permitted to assign and participate Loans, notes and commitments. Any assignments would be by novation and, except for assignments to another
     Lender or an affiliate of another Lender, would require the consent of the Borrower (so long as no default or event of default had occurred and was then continuing) and, except for assignments by either Agent, the consent of each Agent, such consents not to be unreasonably withheld or delayed.
     Participations shall be without restrictions and participants will have the same benefits as the Lenders with regard to increased costs, capital adequacy, etc. provided, that such participants shall not be entitled to amounts that are greater than those to which the grantor of the related participations would be entitled, and provision of information on the Borrower; provided, that the right of participants to vote on amendments, waivers, etc. will be limited to certain customary issues such as, without limitation, extension of the final scheduled maturity date of the Loans participated in by such participant.

     3.  Indemnification of the Arranger, each
     Agent, each of the Lenders and each of their respective affiliates, directors, officers, trustees, agents and employees from and against any losses, claims, damages, liabilities or other expenses, substantially as set forth in Annex II hereto.

     4.  Amendments and waivers of the Credit
     Documentation will require the approval of Lenders holding more than 50% of the Loans and commitments, except that the consent of all the Lenders shall be required with respect to certain customary issues.

     5.  Waiver of jury trial.

     6. New York governing law; consent to New York jurisdiction; appointment of New York process agent.

Counsel to the Arranger and the Agents
     Mayer, Brown & Platt.

ACQUISITION STRATEGY

Overview
     The Company plans to pursue selective add-on acquisitions of bakery businesses which are contiguous to its existing service areas and to build enterprise value through the realization of significant cost synergies. The Company anticipates that any purchases of additional bakery operations will contribute to the deleveraging of the Company. Public market bakery equity multiples average 8.4x EBITDA.

     The Company's strategy is consistent with many of the other larger players in the baking industry. In recent years, the retail bread segment has undergone substantial consolidation as several regional competitors (most notably, Interstate Brands, Earthgrains Company and
     Flowers Industries) have expanded their
     businesses through the acquisition of smaller regional companies. This consolidation is being driven by the substantial cost reduction opportunities available through the combining of manufacturing, distribution and administrative capabilities. The economics of this consolidation have created significant value resulting in sharply improved earnings and stock valuations for the major consolidators.

Acquisition History
     Although its origins date back to 1922, Metz achieved significant growth through a series of acquisitions between the early 1960's and 1995.
     These acquisitions were targeted toward
     providing Metz with leading positions across the Midwestern U.S.

     Metz Acquisition History
     ----------------------------------------------------
     Date               Company Acquired
     -------            -------------------------------
     1960's             Swander, DeBus, Omar
     1970's             Pan-O-Gold (IA), Wilkes, Peter
                        Pan, Zinsmaster
     1988               G. Heilman
     1995               Campbell Taggart (2 bakeries)


     In May 1995, Metz acquired two bakeries in the Chicago metropolitan area. Through a combination of route consolidation and overhead reductions, Metz was able to make these formerly unprofitable operations profitable within three weeks of their acquisition.

     In 1988, Metz acquired the bakery businesses of
     G. Heilman Brewing Co., which added sales of approximately $280 million and 11 bakeries in contiguous service areas.

Industry Perspective
     The retail bread and sweet goods segment in which Metz competes is a $22.5 billion industry. Of this amount, approximately
     $12.6 billion represents retail sales of bread, buns and rolls sold to supermarkets, with the balance comprised of sweet goods and in-store bakery sales. As a result of substantial consolidation within this segment, six suppliers now represent 54% of total U.S.
     retail sales of bread, buns and rolls. The remaining 46% of the segment is comprised of a number of regional distributors and captive bakeries with combined annual sales of approximately $5.8 billion.

     Each of the major bread companies is focused on a region of the U.S.: Interstate Brands has a strong presence in the Northeast, the Mid-
     Atlantic, the Southeast and the West Coast;
     Earthgrains Company has a strong concentration in the Southeast, Texas and Northern
     California; Flowers Industries is focused on the Southeast and Texas; and Metz is focused on the Midwest. While CPC International and
     Pepperidge Farm/Campbell's have distribution throughout most of the U.S., their product offerings are generally limited to specialty breads and other premium products. The smaller regional players are by their nature typically confined to metropolitan areas or limited geographic regions.

     Historically, the retail bread segment has undergone substantial consolidation as a number of local companies have been transformed through acquisitions into larger regional and national players. This trend has accelerated in the late 1980's and 1990's, resulting in substantial growth for Interstate Brands,
     Earthgrains Company, Flowers Industries, CPC
     International and Metz.

Acquisition Economics
     The attractive economics of consolidation in the bread industry are being driven by the substantial cost reduction opportunities that can be achieved in an acquired company's manufacturing, distribution, purchasing, and general and administrative expenses.
     Manufacturing and distribution cost savings are most efficiently derived through acquisitions of regional bakers in overlapping and contiguous territories. By consolidating delivery routes and manufacturing facilities of these acquired companies with existing operations to achieve higher utilization rates, acquirers can reduce substantial fixed costs in their manufacturing and distribution systems.
     Purchasing and general and administrative cost reductions, which are not limited to overlapping and contiguous acquisitions, are derived through reductions in corporate overhead staffing and additional purchasing power for major ingredient and packaging purchases.

     The economics of this consolidation are a source of significant value creation for the consolidators. The financial markets have rewarded those public company players that have increased earnings through cost reductions of acquired companies. This trend is likely to continue as the pace of consolidation continues to accelerate.

Acquisition Targets
     The Company has identified a number of
     potential candidates that would expand its presence within and contiguous to its current
     Midwest service area. Acquisition criteria include: (i) contribution to leading share positions as the Company believes establishing the #1 or #2 share in a service area is critical to profitability, (ii) geographically contiguous areas that allow for the highest potential for cost savings opportunities,
     (iii) complementary product lines,
     manufacturing and distribution systems and
     (iv) sufficient scale.

     The Company has evaluated these candidates and estimated potential savings based on the following types of synergies:

       Manufacturing savings can be achieved through the consolidation of bakery manufacturing facilities that are capable of servicing overlapping geographies. Fixed costs of an average bakery facility ($20-$40 million in sales) are typically in the $1 to $2 million range.

       Distribution savings can be achieved through the consolidation of direct-store-delivery routes in overlapping areas. The average route ($250-300,000) would typically have fixed costs of approximately $40,000 to $50,000.

       Purchasing savings can be achieved through the leveraging of larger purchasing power.

       General and administrative savings can be achieved through the consolidation of headquarters functions such as accounting, legal and other administrative activities.

METZ BAKING COMPANY

Overview
     Metz Baking Company ("Metz"), founded in 1922, is the largest manufacturer and distributor of bread and other baked goods in the Midwestern
     U.S. Metz's product line includes white and variety pan breads and buns, sweet goods, and other specialty items. These products are marketed under the Taystee, Holsum, Old Home,
     Master, Country Hearth, Egekvist, D'Italiano,
     Pillsbury and Healthy Choice brand names and are also sold under numerous private labels.
     The majority of Metz's sales are to consumers through retail grocers and the company's thrift stores, with the balance to foodservice establishments and food manufacturers.

     Although its origins date back to 1922, Metz achieved significant growth through a series of acquisitions between the early 1960's and 1995.
     These acquisitions were targeted toward
     providing Metz with leading positions across the Midwest.

     Metz Acquisition History
     ----------------------------------------------------------
     Date               Company Acquired
     ----------         ---------------------------------------
     1960's             Swander, DeBus, Omar
     1970's             Pan-O-Gold (IA), Wilkes, Peter Pan,
                        Zinsmaster
     1988               G. Heilman
     1995               Campbell Taggart (2 bakeries)


     Metz operates a network of over 1,400 DSD routes, 18 manufacturing facilities, and approximately 300 distribution depots and 200 thrift stores. Metz's manufacturing and distribution capabilities enable it to offer its customers a high level of service and on-shelf product freshness which management believes are critical to the success of its business. In addition, a broad product line, strong brands and high share positions have provided Metz with a strong, stable financial track record. Management believes that Metz holds the #1 or #2 branded share position in most of the areas it services.

Industry Overview
     The retail bread and sweet goods segment in which Metz competes is a $22.5 billion industry. Of this amount, approximately
     $12.6 billion represents retail sales of bread, buns and rolls, with the balance comprised of sweet goods and in-store bakery sales.
     Competitors in this segment typically produce their own products for distribution to retail outlets through a DSD system. As a result of substantial consolidation within this segment, six suppliers represent approximately 54% of total U.S. retail sales of bread, buns and rolls. The remaining portion of the segment is comprised of a number of regional distributors and captive bakeries with combined annual retail sales of approximately
     $5.8 billion.

     Estimated U.S. Retail Sales of Bread, Buns and
     Rolls
     -----------------------------------------------
     Interstate Brands              22%
     CPC International              10
     Earthgrains Company            9
     Flowers Industries             6
     Metz                           5
     Pepperidge Farm                2
     (Campbell's)
     Other regional                 46
     distributors & captive
     bakeries
                                   ------
     Total                          100%


     Each of the major bread companies is focused on a region of the U.S.: Interstate Brands has a strong presence in the Northeast, the Mid-
     Atlantic, the Southeast and the West Coast;
     Earthgrains Company has a strong concentration in the Southeast, Texas and Northern
     California; Flowers Industries is focused on the Southeast and Texas; and Metz is focused on the Midwest. While CPC International and
     Pepperidge Farm/Campbell's distribute
     throughout most of the U.S., their product offerings are generally limited to specialty breads and other premium products. The smaller regional players are by their nature typically confined to metropolitan areas or limited geographic regions.

     The retail bread segment has experienced moderate growth since 1990, with a CAGR of 4.6% between 1990 and 1997. The bread segment is expected to continue to grow modestly at 3-4% through 2000. The majority of growth within this segment is attributable to pricing actions, with volume increasing at a CAGR of approximately 1% during the 1990-1997 period.

     Historically, the retail bread segment has undergone substantial consolidation as a number of local companies have been transformed through acquisitions into larger regional and national players. This trend has accelerated in the late 1980's and 1990's, resulting in substantial growth for Interstate Brands,
     Earthgrains Company, Flowers Industries, CPC
     International and Metz.

     This consolidation is being driven by the substantial cost reduction opportunities that can be achieved in an acquired company's manufacturing, distribution, purchasing, and general and administrative expenses.
     Manufacturing and distribution cost savings are most efficiently derived through acquisitions of regional bakers in overlapping and contiguous territories. By consolidating delivery routes and manufacturing facilities of these acquired companies with existing operations to achieve higher utilization rates, acquirers can reduce substantial fixed costs in their manufacturing and distribution systems.
     Purchasing and general and administrative cost reductions, which are not limited to overlapping and contiguous acquisitions, are derived through reductions in corporate overhead staffing and additional purchasing power for major ingredient and packaging purchases.

     The economics of this consolidation are a source of significant value creation for the consolidators. The financial markets have rewarded those public company players that have increased earnings through cost reductions of acquired companies. This trend is likely to continue as the pace of consolidation continues to accelerate.

Industry Economics
     Branded bread sales to supermarkets offer the highest margins in the bread category and account for 73% of total bread revenue. Brands are primarily regional in nature with the largest industry brand, Wonder Bread, representing less than 5% of total industry sales.

     Private label bread products account for the remaining 27% of the bread market. A significant portion of private label products are produced and sold by traditional retail bread companies as a complement to their branded product lines. Although private label products typically have lower margins than branded products, the incremental sale of private label products helps to cover the fixed costs associated with bread production and distribution.

     While gross margins in the bread industry are relatively high (45-55%), fixed delivery and sales costs are also substantial (35-40% of revenues) since the majority of bread companies distribute their products through a DSD system rather than through the customer's warehouse.
     Overall profitability is driven by maximizing sales volume and efficiency in product delivery.

Products
     Metz sells a wide variety of bakery products including white breads, variety breads (whole wheat and other grain breads), buns, rolls, sweet goods (including pastries, donuts and snack cakes), English muffins, fruitcakes, croutons and stuffing.

     Metz sells both branded and private label products to retail grocers. Metz's primary brand names are either owned or licensed for exclusive use in the company's territories.
     The following table summarizes Metz's brands by product type:

     Metz Brands
     --------------------------------------------------------------
     Brand                                     Products
     --------------------------------          ------------------
     Old Home, Holsum, Taystee, Pillsbury      White bread & buns

     Autumn Grain, Country Hearth,             Soft variety bread &
     Pillsbury                                 buns

     Hudson Bay, Nature's Harvest,             Hearty variety wheat
     Healthy Choice                            bread

     D'Italiano                                Italian bread

     Master                                    Rye bread

     Egekvist, Old Home, Mickey's              Sweet goods

     Nature's Harvest, Country Hearth          Croutons


Customers and Channels
     The majority of Metz's sales are to retail customers and consumers through supermarkets and the company's network of 200 thrift stores.
     Metz's thrift stores are used an outlet for the discounted, quick sale of products nearing the end of their fresh shelf life. The remaining portion of the company's sales are to foodservice customers and other food manufacturers who use bread as an ingredient.

     Metz believes it enjoys excellent relations with its customers as evidenced by the fact that it has achieved "table captain" designation in a significant number of retail grocery customers' stores. The table captain designation provides
     Metz with more influence and control over display, promotion and shelf placement, which management believes to be instrumental in capturing branded sales.

     Metz distributes its products through a network of 1,400 company-owned DSD routes and 300 distribution depots. Metz's distribution network enables the company to offer its customers a high level of service and on-shelf product freshness which management believes are critical to the success of its business.

Production
     Since 1993, Metz has consolidated its
     production into 18 facilities in eight states, closing three facilities and selling one facility. Thirteen of the facilities produce pan bread for their local service area with the remaining five plants specializing in other product types distributed across a larger area.
     Coordination of production across Metz's network of facilities results in increased efficiencies and improved facility utilization.
     Metz's 18 baking plants have an aggregate 1.5 million square feet.

     Bakery Facilities
     --------------------------------------
     Location             Production Lines
     ------------         ----------------
     Beatrice, NE         Fruit Cakes
     Bellevue, NE         Pan Bread, Buns
     Chicago, IL          Pan Bread
     Dubuque, IA          Pan Bread, Buns
     Eau Claire, WI       Buns, English Muffins
     Fergus Falls, MN     Pan Bread
     Hastings, NE         Pan Bread, Buns
     LaCrosse, WI         Croutons
     Madison, WI          Pan Bread, Buns,
                          Donuts, Sweet Rolls
     Marquette, MI        Pan Bread, Buns,
                          Toast
     Milwaukee, WI        Pan Bread, Buns
     Rockford, IL         Pan Bread, Buns
     Roseville, MN        Pan Bread, Buns
     Salt Lake City, UT   Pan Bread, Buns,
                          Hearth Bread
     Sioux City, IA       Pan Bread, English
                          Muffins
     Sioux Falls, SD      Pan Bread, Buns,
                          Donuts
     So. Sioux City,NE    Buns, Pies
     Watertown, SD        Sweet Goods

     The primary raw material ingredient in the production of bread is flour. Metz makes advance purchases of commodities significant to its business in order to protect itself from basic market fluctuations and lock in favorable pricing. The majority of Metz's commodities are purchased on the open market or pursuant to these short-term agreements. Metz historically has been able to pass through raw material cost increases to its customers.

Seasonality
     Metz's business tends to exhibit elements of seasonality. Typically, the second and third quarters are the strongest as the summer season
     (May through September) generates higher bun sales, followed by the fourth quarter which is characterized by strong crouton and holiday sales.

Organization
     The Metz organization is highly decentralized with full P&L responsibility assigned to its 16 area General Managers. Each General Manager is responsible for both manufacturing and sales within his area.

     A majority of Metz's employees are subject to collective bargaining agreements. Contracts run for three to five years. Metz has an excellent relationship with labor and has had no strikes at its plants since the early
     1980's.

Strategy
     Metz's strategy is to fortify its position as the leading retail bread company in the Midwest. Metz will build this position by focusing on two areas of improvement:

     Existing business:  Within its existing
     geography, Metz has continued to improve the efficiency of its production and distribution operations through capital investment. At the same time, the company has achieved solid top-line gains through strong support of its branded and private label programs.

     Acquisition: Metz will continue to seek opportunities to expand its existing geography within the Midwest region. In particular, the company has targeted several regional bakeries which would have significant synergies with Metz's selling, production and/or administrative organization.

MOTHER'S CAKE & COOKIE CO.

Overview
     Mother's Cake & Cookie Co. ("Mother's"), founded in 1914, is the second largest retail cookie brand in the Western U.S.. Mother's products are marketed under the Mother's, Bakery Wagon, Mrs. Wheatley's and Marie Lu brand names. Mother's also distributes imported products under the Lu brand. Mother's sells its cookie products primarily to retail grocers through an extensive 460 route DSD system. In addition, Mother's distributes its line of products nationally to club stores, mass merchandisers, convenience stores and vending machines.

Industry Overview
     Total packaged cookie sales in the U.S.
     generated approximately $5.0 billion (at retail) with the Western U.S. accounting for 30% of those sales. Approximately 75% of cookie products are sold through supermarkets, with the remainder sold through various alternate channels including club stores, mass merchandisers, vending machines and convenience stores.

     Revenues in the cookie industry have grown at about a CAGR of 5% since 1990. However, overall unit growth has been much slower reflecting strong pricing in this industry in recent years. The market is dominated by strong national and regional brands with private label sales representing only 12% of total cookie revenues. As the purchase of cookies tends to be impulse driven, the industry is characterized by significant retail display and promotional activity.

     The cookie category consists of many flavors, shapes, colors and sizes. The category can best be assessed by dividing it into three major segments, each with its own consumer purchase dynamics and competitive situations:
     (i) chocolate chip / chocolate sandwich / fruit filled; (ii) chocolate enrobed; and
     (iii) variety. The "variety" segment includes a large assortment of cookies including oatmeal, kid shapes, sugar wafers and other products. Mother's is the leading brand in many of these "variety" segments in the Western
     U.S.

Products and Brands
     The company's products are marketed under four well recognized brand names principally in the 14 Western states. Mother's does not make private label products or engage in contract packing for other companies.

     Mother's
     This is the company's flagship brand.
     Principal products in the line are "variety" cookies and include: traditional "wire cut" cookies (oatmeal, macaroon, sugar cookies, etc.); "fun shaped" iced cookies for kids
     (Circus Animals); bite sized, assorted cookies sold in big bags (Cookie Parade); and a line of sandwich cookies in unique/proprietary flavors
     (Taffy, English Tea, etc.).

     Bakery Wagon
     Bakery Wagon is the company's soft textured cookie line targeted toward adult consumers.
     This line consists of large, soft baked cookies
     (i.e. Oatmeal Raisin, Raspberry Cake, etc.), fat-free fruit cobblers and figs, and holiday cookies.

     Mrs. Wheatley's
     The Mrs. Wheatley's brand is marketed east of the Mississippi River where Mother's does not own the rights to the Mother's trademark for cookie sales. Mrs. Wheatley's packaging and trade dress is identical to the Mother's brand.
     This line includes the most popular SKUs contained in the Mother's product line and is sold primarily to major national account customers (such as Wal-Mart, Target and Kmart) who sell the products across the country.

     Marie Lu
     The Marie Lu brand is a European-style biscuit cookie and is particularly well developed among Hispanic consumers.

     Lu
     Mother's is the exclusive West Coast
     distributor of Lu brand cookies, a line of European imported specialty cookies.

Customers and Distribution
     Mother's sells its products to every major supermarket chain in the Western U.S..
     Mother's believes that it enjoys excellent relations with its customers as evidenced by its designation as "table captain" in many of the top retail grocery customers in California.
     The table captain designation provides Mother's with more influence over display, promotion and shelf placement, which management believes to be instrumental in capturing sales attributable to consumer impulse purchasing.

     Mother's utilizes a DSD system with over 400 routes, which includes company-owned delivery routes serviced by Mother's employees and routes serviced by independent distributors.
     Mother's and its distributors utilize a single-tier form of DSD system, under which route drivers take orders, deliver product, build displays, and service the merchandise on store shelves. By contrast, most of Mother's competitors use either a two or three tier DSD system or ship directly to the customer's warehouse.

     Mother's believes that its one-tier
     distribution system is highly effective since commissioned route salespeople are actively selling, building displays, merchandising product and can respond immediately to product demands and display opportunities. By contrast, in a two-tier system, commissioned sales personnel take the customer's order which is filled and scheduled for delivery several days later by a non-commissioned transport driver. In a three-tier system, a part-time merchandiser stocks the shelves using the product dropped off by the transport driver.

     Mother's utilizes a computer-based hand-held route management system throughout its distribution network which automates the sales documentation process and aids in sales and marketing analysis.

     Recent interface improvements with this system have enabled Mother's to track and analyze detailed sales information daily at the store level. Mother's believes that this capability leads to improved route sales management and highly effective store-level target marketing to increase profitability.

Production
     Mother's operates a single 156,000 square foot manufacturing facility in Oakland, California.
     The facility is well maintained and highly efficient. Mother's is planning to increase capacity at its manufacturing facility in 1998.

     Mother's DSD system is supported by 50
     warehouses located throughout its service area.
     In addition, Mother's periodically utilizes domestic contract packers for a portion of its production requirements.

     Raw materials and packaging represent more than half of Mother's total cost of good sold. The largest single raw material is sugar which accounts for less than 10% of total cost of goods.

Organization
     A majority of the company's total employees are covered by a collective bargaining agreement.
     Contracts for sales and distribution employees are staggered over several years and generally have 3 to 4 year terms. The company has a positive labor relations environment and has not experienced a strike since 1985.

Strategy
     Mother's strategy is to refocus the company on the fundamentals that marked its success prior to 1996. In 1996, Mother's shifted away from its core Mother's brand and focused significant resources on the introduction of new products.
     These efforts were largely unsuccessful and resulted in sharp increases in selling and distribution expenses and declines in volume.
     The result was a steep decline in Mother's
     EBITDA between 1995 and 1997.

     In 1997, the company discontinued many of the new product initiatives and implemented an aggressive program to rebuild the core Mother's branded products in its key existing geography and reduce selling and distribution costs. This refocusing was very successful and resulted in a significant turnaround in company performance in the second half of 1997.

     Mother's current objective is to continue to rebuild the company's profitability to pre-expansion levels. This will be achieved by a sustained strategic focus on the basics that were successful in turning the company around in 1997:

     Focus on Mother's brand. The company is focusing its marketing and selling efforts on rebuilding the Mother's brand through basic improvements in products, packaging, pricing and promotion. In 1998, Mother's will support these efforts with the first advertising for the brand since 1986.

     Control selling and distribution costs. By refocusing on the core Mother's brand and geographies, Mother's is successfully reducing its costs by sharply increasing its manufacturing, selling and distribution efficiencies.

     Build non-grocery. Mother's has restructured its selling organization to increase its penetration of non-grocery channels.


ANDRE-BOUDIN BAKERIES, Inc.

Company Overview
     During the California Gold Rush of 1849,
     Isadore Boudin introduced the original
     sourdough French bread to San Francisco.
     Today, Boudin, which still uses the original recipe and "mother dough" from 1849, is widely recognized as the gold standard for San
     Francisco sourdough bread.

     In 1975, the owners of Boudin opened their first full-service bakery cafe on Fisherman's
     Wharf in San Francisco.  Since that time,
     Boudin has grown to 44 company-owned and operated locations in California (35), Chicago
     (7) and Dallas (2). Boudin also distributes its branded bread and bread-related products through its own direct-mail catalog and a limited number of high-end retail supermarkets.

     Boudin cafes offer a full menu of sandwiches, soups, salads, bagels, pastries and specialty coffees as well as fresh take-home breads. The company operates a variety of cafe sizes and formats ranging from small kiosks in high traffic areas to full service cafes of up to 3,000 square feet.

Industry Overview
     Boudin participates in the $7.5 billion retail bakery restaurant market. This market includes bread stores (companies like Breadsmith which sell fresh take-home bread), bagel shops (such as Einstein's), independent take-out bakeries, retail donut stores (such as Dunkin Donuts) and bakery cafes (such as Boudin).

     The bakery cafe segment is estimated to be about $0.5 billion in size and has experienced double digit growth during the last five years.
     In addition to Boudin, there are five multi-location bakery cafe companies with 15 or more units. Each of these companies offers a full menu of sandwiches, soups, salads and pastries and feature their own "unique" bread. All have a regional focus with Boudin enjoying the strongest position in the Western U.S.

     Bakery / Cafe Competitors
     -------------------------------------------------------
                      Estimated     Geographic
                      # of Units    Coverage
                     -----------    ------------------------
     Au Bon Pain      208           Northeast; Midwest

     Saint Louis      62            Midwest
     Bread[1]

     Corner           13            Chicago, Dallas, Southern
     Bakery[2]                      California

     Le Boulangerie   15            Northern California

     Le Madeleine     45            Dallas, Houston, Chicago

     [1]  Owned by Au Bon Pain.
     [2]  Owned by Brinker International.

Business Segments
     Boudin sells the majority of its products through bakery cafes, with the remaining portion through direct-mail catalog, and supermarkets and restaurants.

     Bakery Cafes

     Sales through retail bakery cafes are Boudin's main revenue source. Since 1995, Boudin has increased its cafe locations by over 50% from 28 to 44, including 5 kiosks. The following chart illustrates Boudin's growth since 1993.

     The company has focused its growth on the California market where the Boudin brand name has an especially strong franchise. Today, 28 of the company's cafes are located in the San
     Francisco Bay area and 7 are located in
     Southern California (San Diego and Orange
     County). Boudin also operates 7 cafes in Chicago and 2 in Dallas. Boudin's cafes are balanced between urban locations (53%) and major retail shopping malls (47%).

     More than half of Boudin's bakery cafe sales are at lunch including a growing lunch catering business. The menu includes a full selection of sandwiches, soups and salads (in a bread bowl), and a single-serve sourdough pizza. The cafes target an upscale young professional consumer with an average lunch check in the $6.00 range.

     Boudin's breakfast sales have increased in recent years with the introduction of a number of new items including a popular sourdough bagel and an upgraded coffee/espresso program.
     The remaining portion of company sales are afternoon coffee and snacks and, in a limited number of locations, light dinner.

     Catalog

     Sales through Boudin's direct-mail increased in 1997 from the previous year. The catalog features premium Boudin breads as well as a broad range of bread-related food items (such as cheeses, meats, wines, and chocolates) with a San Francisco theme. Boudin believes that the catalog represents a significant opportunity for expansion of the Boudin brand outside of California.

     Restaurants and Retail Supermarkets

     Less than 10% of Boudin's sales are to
     supermarkets and restaurants, primarily in the Chicago area. Boudin is exploring opportunities to expand sales to these channels in its core California market.

Production
     Boudin's breads are produced in two bakeries in San Francisco and an additional facility in Chicago. In addition, the company has co-packing arrangements with outside parties for production of bread in Southern California and for peak periods of its catalog operation.
     Boudin also operates a commissary at its headquarters in San Francisco.

Strategy
     Between 1995 and 1997, Boudin's sales increased as the company focused on opening new cafes in northern and southern California. In 1998 and beyond, Boudin is shifting its focus toward improving bottom line performance and cash flow with three basic strategies:

     Cost reduction and control.  Boudin has
     implemented an extensive cost reduction program targeted toward lowering cafe food and labor costs. The company is also completing the implementation of systems that provide daily on-line access to individual cafe performance.

     Same store sales. Boudin's capital investment in future years is focused on store remodels rather than new cafes. These programs combined with menu shifts, pricing and service improvements are expected to deliver sales growth in existing cafes.

     Non-cafe growth. Boudin is expanding efforts to build its brand in the catalog and supermarket channels. This expansion requires little or no capital investment.


H&M FOOD SYSTEMS COMPANY, INC.

Overview
     H&M Food Systems Company, Inc. ("H&M") is a leading producer of specialty meats and meat-based prepared foods for restaurants and food manufacturers. Formed in 1983 and based in Fort Worth, Texas, H&M's products are manufactured in three plants in Texas which will be consolidated into two more efficient facilities by April 1998. H&M offers a broad range of specialty meat products from basic pepperoni, sausage and meat fillings to fully prepared soups, sauces, tacos and burritos.
     The company's meat products are sold fully-cooked in convenient pre-packaged frozen and refrigerated form.

Industry Overview
     The majority of H&M's sales are to the
     foodservice industry, a $314 billion industry with an estimated annual growth rate of 2.5%.
     This growth is forecasted to remain strong, as the consumption of home-prepared meals continues to decline. Within the foodservice industry, the company has a leading position in providing pre-cooked specialty meats to large, national chain restaurants, principally pizza,
     Mexican food and casual dining, which represent attractive growth opportunities. Industry experts estimate that these segments have been growing at 5-6% annually and are expected to continue their steady growth for the next several years.

     The remaining portion of H&M's sales are to manufacturers of prepared foods, a sector which is also experiencing an increased use of pre-cooked meats. These customers typically use meat products as components in prepared food products such as frozen entrees, pizzas and sauces. The company believes there are significant opportunities to leverage its existing market position to capitalize on the opportunities for pre-cooked products for food manufacturers. Since 1993, H&M's sales to this channel have nearly doubled.

     The demand for pre-cooked products for both the foodservice and food manufacturer channels is growing rapidly for several reasons: (i) manufacturers are able to guarantee consistency and quality of product at a cost-effective price, (ii) pre-cooking substantially reduces the risk of bacterial contamination, and (iii) outsourcing reduces a labor expense and required capital investment in fixed assets.

     Competition in the specialty meat category includes a range of competitors from large, full-line meat suppliers to smaller, more specialized regional companies.

     Specialty Meat Competitors
     ----------------------------------------------
     Large, Full-Line         Specialized, Regional
     Competitors              Companies
     -------------------      ---------------------
     IBP                           Quality Sausage
     Tyson                         Burke
     Hormel                        Swiss America
     ConAgra


     H&M offers its customers a unique combination of a full line of specialty meats (similar to the larger companies) and the high service and customization capabilities of the more specialized, regional companies.

Products
     H&M sells a full line of specialty meats and meat-based prepared foods to its customers.
     All of the company's products are pre-cooked, frozen or refrigerated, and sold in a variety of customized package sizes. Products are distributed nationally to the customer's distribution centers. H&M utilizes contract refrigerated carriers to transport its products.

     Specialty Meats
     H&M's specialty meat product line consists of 3 key product types:

     Extruded products include beef, pork and Italian sausage meat pieces and toppings primarily for pizzas, pasta sauces and stews.

     Pepperoni is sold in uncut and pre-cut forms.
     H&M recently developed a proprietary technology for the production of pepperoni. This production process offers customers a lower cost, higher quality product.

     Formed products include meatballs, meatloaf, hamburger patties and breakfast sausage.
     H&M's specialty meat products are manufactured at its North Richland Hills and Fort Worth facilities. Formed products are produced by an outside co-packer.

     Prepared Foods
     H&M's value-added prepared foods provide its customers with ready to cook foods that incorporate a number of ingredients including meat, vegetables, spices and sauces. Prepared foods include two major product types:

     Kettle products include soups, sauces, chili and taco fillings.

     Tortilla products include fully prepared, filled and packaged burritos and tacos.

     Kettle products are produced at the company's
     Fort Worth facility. Tortilla products are manufactured at the Lampasas operation.

Customers
     H&M believes that one of its primary assets is its long-standing relationships with its high-quality, national account customer base. As a complement to its products, the company provides its customers with extensive technical and manufacturing support services.

Production
     Currently, H&M owns and operates three
     production facilities in Texas totaling 350,000 square feet in Fort Worth, North Richland Hills and Lampasas. In 1997, the company initiated a major plant expansion at its North Richland
     Hills facility, increasing production square footage by 83,000 square feet. Upon completion of this plant expansion H&M will close its Fort
     Worth facility and consolidate all of its specialty meat and kettle operations at North Richland Hills.

     The North Richland Hills project is 90%
     complete and is expected to be finished
     (concurrent with the permanent shutdown of the Fort Worth Facility) in the second quarter of 1998. Upon completion of North Richland Hills project in the second quarter of 1998, the Company expects substantial improvement in
     H&M's EBITDA resulting from the cost savings achieved upon the combination of these facilities.

Raw Materials
     H&M's primary raw materials are beef, pork and chicken. These raw materials are obtained from regional and national slaughterhouses. Other processing materials such as seasoning, smoking and curing agents, sausage casings and packing materials are obtained from a number of readily available sources. H&M utilizes several techniques for reducing the risk of changes in commodity prices, including purchasing frozen raw materials during seasonally low periods and negotiating contracts that limit pricing risk to a relatively short period through "cost plus" pricing.

     H&M's prices to its customers are generally based on a fixed upcharge over published meat commodity prices. As a result, H&M is able to pass through nearly all of the changes in its raw material prices directly to its customers.

Strategy
     H&M is well positioned to continue its solid track record of improvement by focusing on three key strategies:

     Expand customer base. Through its direct sales force and technical services group, H&M has developed strong relationships with its key customers. At the same time, the company is working aggressively to diversify its customer base and increase the sales of its profitable prepared foods products. In particular, H&M has a number of initiatives underway with food manufacturers that management expects will generate significant sales in 1998 and beyond.

     Reduce costs.  The consolidation of H&M's Fort
     Worth and North Richland Hills facility
     provides the company with one of the most efficient specialty meat processing facilities in the U.S. The consolidated facility is expected to open in the second quarter of 1998.

     Maximize quality. Management has made and will continue to make significant investments to ensure that its product quality and product safety programs are among the finest in the industry. Management believes that this will be an increasingly important point of differentiation versus its competitors in the future.


HISTORICAL FINANCIAL INFORMATION

The following table sets forth a summary of the historical financial and operating results of the Company, restated to reflect continuing businesses as of December 31, 1997 (Metz, Mother's, Boudin and
H&M):

Summary of Historical Operating Results ($ in millions)
-----------------------------------------------------------------
                                   Fiscal Year Ended December 31,
                                      1995      1996     1997
                                     ------    ------   ------
Net Revenue:
   Bakery Operations                 $610.9    $645.7   $668.2
   Meat Operations                   $188.9    $188.9   $201.6
                                     ------    ------   ------
Total Net Revenues (1)               $799.8    $834.6   $869.8
   Growth Rate                          -         4.4%     4.2%

Gross Profit                         $336.8    $353.3   $375.0
   Gross Margin                        42.1%     42.3%    43.1%

EBITDA(2)                             $85.6     $64.1    $62.5

Adjusted EBITDA(3)                    $74.1     $61.7    $69.1
   Adjusted EBITDA Margin               9.3%      7.4%     7.9%

Capital Expenditures:
  Maintenance                         $18.1     $18.7    $23.5
  Productivity/Capacity                 4.3       8.8     19.7
  Fleet                                 0.0       0.0      1.8
                                     ------     -----    -----
     Total                            $22.4     $27.5    $45.0

(1) Excludes net sales of divested businesses which did not qualify for discontinued operations treatment. The net sales for these divested businesses were: $17.1 million and $50.3 million for 1996 and 1995, respectively.
(2) EBITDA represents operating profit plus the amount of the following non-cash charges:

                            1995     1996     1997
                            ----     ----     ----
                                (in millions)

Operating Profit (Loss)   ($154.4) ($182.9)  $38.1
Goodwill Writedown          203.8    203.3     -
Depreciation                 23.3     23.9    23.0
Amortization                 12.9      7.6     1.4
Restructuring Charges         -       12.2      -
                           ------   ------   -----
Total                       $85.6    $64.1   $62.5

(3)  Adjusted EBITDA represents EBITDA adjusted
for the impact of divested businesses which did
not qualify for discontinued operations
treatment and one-time adjustments, consisting
of lease financing expenses, non-cash accounting
estimates and allocations, and other non-cash
reserves.  A reconciliation to adjusted EBITDA
is as follow:
                              1995    1996    1997
                              ----    ----    ----
                                 (in millions)
EBITDA                       $85.6   $64.1   $62.5
Divested Businesses             .7      .2      -
One-Time Adjustments         (12.2)  (2.6)     6.6
                             -----   -----   -----
Total                        $74.1   $61.7   $69.1

DISCUSSION OF HISTORICAL OPERATING RESULTS

1996 vs. 1995

1996 adjusted EBITDA declined to $61.7 million, a $12.4 million decrease from the prior year. Corporate expenses increased principally due to severance expenses associated with former senior executives of the Company. Excluding corporate expenses, adjusted
EBITDA for the operating companies declined $8.5 million. The overall decline was driven by a decrease in adjusted EBITDA at Mother's due to sharply higher operating costs on lower volume. This decline was partially offset by moderate gains at Metz and H&M.

Net sales increased $34.8 million or 4% in 1996 compared to 1995. Net sales of the Bakery Operations increased $34.8 million or 5.7% principally due to price increases in response to increased ingredient costs. Net sales of the Meat Operations were flat compared to prior year. Gross margin percentage increased slightly to 42.3% in 1996 as improved margin business at H&M was offset by a slight decline at Metz and a sharp decline at Mother's. The Metz decline was the result of record high flour costs while the decline at Mother's was principally attributable to an unfavorable mix shift to lower margin new products.
Selling, distribution, and general and administrative expenses increased versus prior year primarily due to contractual wage and fringe benefit increases for route sales representatives in the Company's Direct Store
Delivery (DSD) System, and costs associated with new product introductions and expanded distribution at Mother's.

1997 vs. 1996

1997 adjusted EBITDA increased to $69.1 million, a $7.4 million increase over prior year. This increase was driven by higher adjusted EBITDA at Metz primarily due to increased margins and volume. A moderate gain at H&M was more than offset by continued declines at Mother's through the first half of 1997.

Net sales increased $35.2 million or 4.2% in 1997 compared to 1996. Net sales of the Bakery Operations increased $22.5 million or 3.5% principally due to increased cafe sales at Boudin's and an additional week of sales due to the Company's fifty-three week year.
Net sales of the Meat Operations increased $12.7 million primarily due to volume gains. Gross margin percentage increased slightly to 43.1% driven by margin gains at Metz due to lower flour costs. Selling, distribution, and general and administrative expenses increased versus prior year reflecting the inflationary impact of the Bakery Operations DSD systems, increased costs due to additional cafes at Boudin's, offset by a reduction in SFC corporate overhead expenses due to staff reductions.

Liquidity and Capital Resources

Maintenance capital expenditures increased $0.6 million in 1996, however still lagged behind the annual historical average due to maintenance deferrals.
Maintenance related spending increased $4.8 million in 1997 reflecting a catch up for prior years' maintenance deferrals. Productivity related capital expenditures in 1996 were consistent with historical averages.
Productivity spending increased $10.9 million in 1997 primarily due to the commencement of a plant consolidation project at Mother's. Fleet related capital expenditures reflect the costs to acquire replacement route vans. In 1998, the Bakery Operations plans to repurchase lease obligations relating to fleet leases and sale/leaseback obligations. Commencing in 1998, the Company will acquire rather than lease its entire replacement fleet requirements.

The Company had approximately $228.1 million of cash on hand as of December 31,1997 (pro forma for the refinancing), and together with availability under the Revolving Facilities has total liquidity of $346.8 million. The combination of the Stella proceeds, Credit Facilities, and operating cash flow should enable the Company to maintain sufficient liquidity through the term of the agreement. Additionally, the Company could generate additional liquidity through the divestiture of non-core assets. Each of the Company's four business units has been operated on a standalone basis, simplifying the divestiture of any individual unit.